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                                                                 Exhibit 99.h(2)

                          SUB-ADMINISTRATION AGREEMENT

     THIS AGREEMENT is dated effective the 1st day of April, 2005, by and between ICON ADVISERS, INC. ("Administrator"), a Colorado corporation, and BISYS FUND SERVICES OHIO, INC. ("BISYS" or "Sub-Administrator"), an Ohio corporation.

     WHEREAS, the Administrator has entered into an Administration Agreement dated March 1, 1999, as amended (the "Administration Agreement"), with ICON Funds (the "Trust"), a Massachusetts business trust registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company, concerning the provision of various services, including but not limited to administration services, for the various investment portfolios of the Trust all as (individually referred to herein as a "Fund" and collectively as the "Funds");

     WHEREAS, the Administrator desires that BISYS perform certain sub-administration services for the Trust and each of the Funds now in existence or as hereafter may be established from time to time; and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Administrator and BISYS hereby agree as follows:

     1.   RETENTION OF BISYS.

     The Administrator hereby retains BISYS to act as sub-administrator of the Trust. BISYS and Administrator hereby agree that BISYS will perform the services upon the terms set forth in this Agreement and the Schedules hereto.

     BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Administrator or the Funds in any way, and shall not be deemed an agent of the Administrator or any Funds.

     2.  SUB-ADMINISTRATION SERVICES.

     BISYS shall perform the sub-administration services set forth in Schedule
A. BISYS agrees to perform the services described herein in accordance with the service standards set forth in Schedule B. BISYS shall provide Administrator or the Board of Trustees of the Trust (the "Board") with such reports related to the services provided under this Agreement as they may reasonably request. BISYS shall also provide reports related to the Funds' investment performance as may reasonably be requested, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. BISYS shall perform such other administration services,

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and furnish such Reports, for the Administrator and the Funds that are mutually agreed upon by the parties from time to time, for which the Administrator will pay BISYS the amounts agreed upon between them.

     BISYS may utilize agents in its performance of its services under this Agreement; provided, however, that (i) the Administrator's approval shall be required to establish an arrangement in which a Sub-Agent acts as sub-administrator ("Sub-Agent"); and (ii) any agent (including any Sub-Agent) retained by BISYS shall be the agent of BISYS and not the agent of Administrator or the Trust, and BISYS shall be fully responsible for the acts of any such agent (or Sub-Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of such agent (or Sub-Agent). In the event that a Sub-Agent is retained by BISYS at the request or instruction of the Trust or the Administrator, the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect to such arrangement.

     3.   ALLOCATION OF CHARGES AND EXPENSES.

     BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide all items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust (if any) who are affiliated persons of BISYS or any affiliated entity of BISYS; provided, however, that unless otherwise specifically provided, BISYS Shall not be obligated to pay the compensation of any employee or agent of the Trust (who is not a BISYS employee) retained by the Board to perform services on behalf of the Administrator.

     The Administrator (or the Trust or the relevant Funds, as the case may be) assumes and shall pay or cause to be paid all other expenses of the Administrator and the Funds that are not otherwise allocated herein, including, without limitation, Fund organization costs, taxes, expenses for Fund legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds ("Shares"), the cost of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliate of BISYS, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

     4.   COMPENSATION OF THE SUB-ADMINISTRATOR

     (a) The Administrator shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with the fee schedule which is set forth as Schedule C attached hereto. In addition, the Administrator shall reimburse BISYS for all of its reasonable out-of-pocket expenses, including, but not limited to, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at

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(i) Board meetings and (ii) any other meetings for which such attendance is requested by the Administrator or the Trust, or as agreed upon by the parties.

     (b) If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on the Fee Schedule. Payment of BISYS' compensation for the preceding month shall be made promptly.

     (c) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     5.   TERM.

     This Agreement shall continue in effect for a period of three (3) years, until Match 31, 2008 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods (each a "Rollover Period"). This Agreement may be terminated only (i) by provision of a written notice of nonrenewal at least ninety (90) days prior to the end of the Initial Term (ii) after the end of the Initial Term, by providing one hundred twenty (120) days notice, (iii) by mutual agreement of the parties, or (iv) for "Cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

     For purposes of this Section 5, "Cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

     Notwithstanding the foregoing termination provisions, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Administrator, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust or the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust or the Administrator, in addition to the fees and expenses provided in the Section 3 and 4 of this Agreement, the amount of all of BISYS' reasonable cash

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disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust or the Administrator, and/or other parties of the Funds' property, records, instruments and documents.

     If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) "Cause" for termination of BISYS hereunder, BISYS' services are terminated hereunder, BISYS is replaced as sub-administrator, or if a third party is added to perform a substantive portion of the sub-administration services to be provided by BISYS under this Agreement (excluding any Sub Agent appointed as provided in Section 2 hereof), then the Administrator shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month under this Agreement shall be based upon the fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

     In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide services consistent with this Agreement, including the number of accounts subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

     The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above,
(i) a determination of actual damages incurred by BISYS would be extremely difficult; and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

     6.   STANDARD OF CARE; UNCONTROLLABLE EVENTS; LIMITATION OF LIABILITY.

     BISYS shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Trust or the Administrator for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

     BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the

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Administrator's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation; force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption. Nothing contained herein, however, shall relieve BISYS for responsibility for the acts or omissions to act of its employees, agents, Sub-Agents (provided such Sub-Agents have been selected by BISYS rather than the Trust) if such acts or omissions to act involve the bad faith, willful misfeasance, negligence or reckless disregard of its duties hereunder.

     BISYS shall provide the Administrator, at such times as the Administrator may reasonably request, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     7.   LEGAL ADVICE.

     BISYS May notify the Administrator if BISYS reasonably determines that it is in need of the advice of counsel to the Administrator with regard to BISYS' responsibilities and duties pursuant to this Agreement. BISYS may rely upon the advice of counsel to the Administrator; however, this Agreement shall not obligate counsel to the Administrator to render such advice. After so notifying the Administrator, if BISYS cannot obtain the advice of counsel to the Administrator within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Administrator unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties hereunder. BISYS shall in no event be liable to the Administrator or any Fund or any shareholder or beneficial owner of the Administrator for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

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     8.   INSTRUCTIONS / CERTAIN PROCEDURES, ETC.

     BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust or the Administrator until receipt of actual notice thereof from the Trust or the Administrator.

     As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the relevant then-current Prospectuses and Statements of Additional Information of the Funds, to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from Administrator.

     The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Funds (other than an officer or employee of BISYS or its affiliates) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current Prospectus.

     9.   INDEMNIFICATION.

     The Administrator agrees to indemnify, defend and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, "Losses") resulting directly and proximately from BISYS' performance of services under this Agreement or based, if applicable, upon BISYS' reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to BISYS by the Administrator, the Trust, or other authorized agents of the Funds with which BISYS must interface in providing services; provided that this indemnification shall not apply to actions OR omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

     BISYS shall indemnify, defend, and hold harmless the Administrator, and its employees, directors, officers, agents and nominees from and against Losses resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use

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all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     10.  RECORD RETENTION AND CONFIDENTIALITY.

     BISYS shall keep and maintain all books and records which are customary or which are required to be kept in connection with BISYS' services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or the Administrator at reasonable times or by the Commission promptly.

     BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest and a legal right to such information at such time consistent with the Fund's Declaration of Trust, Prospectus and applicable law, or (v) as requested or authorized by the Administrator or the Trust (including pursuant to the Trust's policies and procedures). BISYS shall provide the Administrator with reasonable advance notice of disclosure pursuant to items
(i) - (iii) of the previous sentence, to the extent reasonably practicable.

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     With respect to any category of administration services that BISYS performs jointly with the Administrator, the Administrator shall provide clear instructions as to the scope of the specific services to be provided by BISYS; the commencement date (and, if applicable, termination date) for rendering such services; and the location (i.e. whether at the offices of the Administrator or BISYS) where the books and records related thereto shall be maintained.

     11.  RETURN OF RECORDS.

     BISYS shall promptly upon the Administrator's demand, turn over to the Administrator and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Administrator, such documents and records shall be retained by BISYS for six (b) years from, the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Administrator unless the Administrator authorizes in writing the destruction of such records and documents.

     12.  REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

     The Administrator represents and warrants to BISYS that:

          (a) The Trust is a trust duly incorporated and validly existing under the Commonwealth of Massachusetts, the Administrator is a corporation duly incorporated and validly existing under the laws of the State of Colorado, and the Administrator has full capacity and authority to enter into this Agreement and to carry out its obligations under the Administration Agreement and hereunder with respect to the Trust;

          (b) It and the Trust have all necessary authorizations, licenses and permits to carry out its business as currently conducted;

          (c) It and the Trust are in compliance in all material respects with all laws and regulations applicable to its business and operations;

          (d) This Agreement has been duly authorized by the Administrator and the Trust and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

          (e) The Administrator represents and warrants that it has presented this Agreement to, together with any information requested by, the Board of Trustees of the Trust, and the Board of Trustees of the Trust has approved this Agreement. The Administrator shall

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               provide BISYS with a copy of such approval prior to the effective date of this Agreement.

     13.  REPRESENTATIONS AND WARRANTIES OF BISYS.

     BISYS represents and warrants to the Administrator that:

          (a) It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

          (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

          (c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder;

          (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data and BISYS' equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

          (e) This Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

     14.  INSURANCE.

     BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in

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amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Administrator, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Administrator should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Administrator promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Administrator promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

     15.  INFORMATION TO BE FURNISHED BY THE ADMINISTRATOR.

     The Administrator will furnish to BISYS the following upon request, as amended and current as of the Effective Date:

          (a) A copy of the Declaration of Trust of the Trust and any amendments thereto;

          (b)  A copy of the Trust's By-laws and any amendments thereto;

          (c) A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization for the Administrator to instruct BISYS hereunder; and (ii) authorization of BISYS to act as sub-administrator for the Trust; and

          (d) A certified list of all officers of the Funds, and any other persons (who may be associated with Administrator or any other entity), together with specimen signatures of those officers and other persons, who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

     16.  INFORMATION FURNISHED BY BISYS.

     BISYS will furnish to the Administrator upon request, evidence of the following:

          (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

          (b)  Authorization of BISYS to act as Sub-Administrator for the Funds.

     17.  COMPLIANCE WITH LAWS.

     Except for information which is the obligation of BISYS as set forth in
Section 10 hereof, and except as provided in the services listed in the schedules hereto which call for information to be provided by BISYS for inclusion in the Prospectus, the Administrator assumes full responsibility for the preparation, contents, and distribution of each

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Prospectus of the Funds in compliance with all applicable requirements of the
Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance hereunder of laws relating to the sale of Shares. The Administrator represents and warrants that all Shares of the Funds that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

     18.  NOTICES.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to Administrator, to 529 DTC Boulevard, 12th Floor, Greenwood Village, Colorado 80111, Attn: General Counsel, and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     19.  ASSIGNMENT.

     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 19 shall not apply to the appointment of a Sub-Agent pursuant to Section 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     20.  GOVERNING LAW.

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     21.  ACTIVITIES OF BISYS.

     The services of BISYS rendered to the Administrator hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Administrator and/or the Trust are or may be or become interested in BISYS, as officers, employees or otherwise, and that partners, officers and employees of BISYS are or may be or become similarly interested in the Trust or the Administrator, and that BISYS may be or become interested in the Trust as a shareholder or otherwise.

     22.  PRIVACY.

     Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Administrator to BISYS, or collected or retained by BISYS in the course of performing its duties as sub-administrator, shall be considered confidential information. BISYS shall not give, sell or in any way transfer

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such confidential information to any person or entity, other than affiliates of
BISYS involved in servicing the Funds except at the direction of the Administrator or the Funds or as required or permitted by law. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. The Administrator represents to BISYS that the Trust has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

     23.  MISCELLANEOUS.

          (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

          (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                        ICON ADVISERS, INC.

                                        By:

                                        Name

                                        Title:


                                        BISYS FUND SERVICES OHIO, INC.

                                        By: /s/ [ILLEGIBLE]
                                            -------------------------------
                                        Name: /s/ [ILLEGIBLE]
                                              -----------------------------
                                        Title: President
                                               ----------------------------

                                   SCHEDULE A
                          SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                               ICON ADVISERS, INC.
                                       AND
                               BISYS FUND SERVICES OHIO, INC.

                           SUB-ADMINISTRATION SERVICES

LEGAL SERVICES

1. Prepare, subject to review by counsel to Administrator and the Trust, (i) the annual update to the Trust's registration statement on Form N- l A,
     (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file any of the foregoing with the Securities and Exchange Commission (the "SEC") upon the request of counsel to the Administrator or counsel to the Trust.

2. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds.

3. Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with Rules 17g-1 and 17d-1 under the 1940 Act at the expense (except as otherwise provided in the Agreement) of the Trust and Funds and file the fidelity bonds and any notices with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board.

4. Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, the Declarations of Trust and By-Laws for the Trust.

5. Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto; assisting the Trust and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and
     (iii) communicating with the Administrator and the Trust to provide status updates. In addition, BISYS will provide appropriate assistance with respect to audits conducted by the Fund's independent accountants including compiling data and other information as necessary.

6. Manage the preparation for Board meetings by (i) coordinating Board book production and distribution, (ii) subject to review and approval by counsel to the Administrator and Trust counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared by BISYS, (iv) assist in gathering and coordinating special materials related to annual contract renewals and approval of rule 12b-1 plans and related matters for and as directed by counsel to the Administrator, the Trustees or Trust counsel, (v) attending Board meetings and recording the minutes, and (vi) performing such other Board meeting functions as shall be agreed by the parties in writing.

7. Coordinate formulating and filing of the Funds' voting records (as approved by the Administrator) on Form N-PX.

8.   Review proxy statements prepared by counsel.

9. Prepare and file amendments to the Declaration of Trust/Articles of Incorporation and amendments to the By-Laws, as necessary.

10. Prepare for and conduct shareholder meetings, including, but not limited to, solicitation of shareholders, preparation of scripts, oversight of the tabulation of votes, recording minutes and preparation of reports that reflect voting results.

11.  Review Account Applications and Shareholder Agreements.

COMPLIANCE SERVICES

12. Coordinate and prepare, with the assistance and approval of the Administrator, counsel and officers, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual and semiannual report to Shareholders (including financial statement preparation and full footnote disclosure all in accordance with industry standards); prepare drafts of the certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust's Form N-SAR; and file all required notices pursuant to Rule 24f-2.

13. Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested.

14. Assist the Trust in developing portfolio compliance procedures for each Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act each Fund's investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund's accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), and notify appropriate Fund officers and the Administrator of mark-to-market issues pursuant to Board-approved procedures. BISYS will also provide the Board with quarterly results of compliance reviews.

15. Provide the following additional services to assist the Trust in connection with its obligations under Rule 38a-1 under the 1940 Act: (a) perform risk-based testing and an annual assessment of the compliance procedures of each BISYS service group, as applicable, (i.e., fund accounting, administration) that provides services to the Trust and of any BISYS affiliate acting as the Trust's distributor; (b) provide information reasonably requested by the Board in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above; and (c) provide reports to the Trust's Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

16. File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

17. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested.

18. Provide on-site compliance training for investment advisory personnel, as requested.

TAX SERVICES

19. Coordinate the preparation of all federal tax returns (Federal Form 1120 RIC U.S. Income Tax Return for Regulated Investment Companies, and Form 8613 - Return of Excise Tax on Undistributed Income of Regulated Investment Companies) with the Trust's auditors, who will review and sign tax returns. Prepare and file any applicable State income tax returns. File the completed Federal returns, if requested. Prepare tax disclosures required for the Funds' annual reports.

20. Review the underlying portfolio investments of each Fund for any book/tax differences and prepare workpapers to account for these items.

21. Review portfolios for Passive Foreign Investment Companies and make any necessary mark-to-market adjustments.

22. Monitor Funds' compliance with all tests required under federal tax law to maintain Funds' status as a regulated investment company.

23. Calculate the required income and capital gain distributions in accordance with federal tax law. In addition, maintain a dividend calendar for each Fund to ensure that distributions are made within prescribed time limits. All review all dividend distributions to ensure that they are fully deductible under federal tax law.

24. Coordinate the preparation and distribution of year-end tax reporting information with the Trust's transfer agent, including preparation of all supplemental information that shareholders require to prepare their federal and state income tax returns.

25. Prepare and distribute the required year-end information returns to all of the Trust's service providers and Trustees.

26. Assist the Administrator in preparing for upcoming distributions including tax lot selection and wash sale monitoring.

27. Provide tax consulting services related to structuring fund mergers, acquisitions and liquidation and provide regulatory updates on industry changes.

OTHER ADMINISTRATIVE SERVICES

28. Assist with and coordinate the layout and printing of prospectuses and the Funds' semi-annual and annual reports to Shareholders.

29. Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held.

30. Coordinate the implementation of service arrangements covered by Shareholder Service Plans adopted by the Board with the financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Trust's execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing.

31. Administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant.

32. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing.

                                   SCHEDULE B

                          SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                               ICON ADVISERS, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                SERVICE STANDARDS

     Pursuant to Section 2 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth on the following pages of this Schedule B. The standards, deadlines and financial penalties included in this Schedule B or otherwise agreed to from time to time will remain in effect during the term of this Agreement unless subsequently modified or terminated following a review and the written consent of the parties.

In the event BISYS fails to meet a service standard in any particular month, quarter or year, as the case may be, BISYS agrees to take appropriate corrective measures within the following period in order to be in compliance with the appropriate standard at the end of such period. The foregoing requirement shall not apply in those instances in which the BISYS' failure to meet a service standard was due to circumstances beyond its control. In the event BISYS fails to meet a service standard for a particular item for reasons within its control, the Administrator will be entitled to a fee reduction as listed in the table below. Any determination by BISYS in a particular instance to agree to a financial or other penalty provided for in this Schedule B, shall be without prejudice to BISYS and shall not be construed as an admission of wrongdoing or a waiver of any rights generally under this Agreement.

ITEM                                  STANDARD                    FEE REDUCTION
----------------------   -----------------------------------   -------------------
LEGAL SERVICES

Registration
Statements

- Prepare Annual         Prepare draft 485(a) filings for      $1,000
  Updates                review within 20 calendar days
                         after Trust's fiscal year-end.
                         Prepare draft 485(b) filings for
                         review within 50 calendar days
                         after the Trust's fiscal year end.

- Review New             Within pre-established timeframes     As determined on a
  Funds, N-14s &         with client                           case-by-case basis
  Other Filings

- 497 Filings            5 calendar days after N-lA            $1,000
                         effectiveness

Prospectus &             2 - 4 business days after N-1A        $1,000
Supplement Mailing       effective date

Notify the transfer      Within seven (7) business days of     $200
agent and ADP of the     being notified that record date has
record date for          been set
shareholder meeting

Preparation of Draft     6 weeks prior to Board meeting        $500
Board Meeting
Agenda

Preparation of Board     4 weeks prior to Board meeting        $500
Resolutions

Mailing of Board         Two full weekends prior to meeting    $1,000
Meeting Materials

Preparation of Draft     45 calendar days after Board and      $500
Board and Committee      Committee meetings
Meeting Minutes

Shareholder
Meeting/Proxy
Statements

- Initial Set up of      7 business days prior to record       $200
  Proxy Solicitation      date.
  with
  Tabulator/Mailing
  Agent

  Completion of          By established mail date.             $500
  Mailing with
  Proxy Solicitor

COMPLIANCE SERVICES

N-SARs                   Draft to Administrator by 53rd day    $1,000
                         following the report date

                         Completed and filed with the SEC by   $1,000
                         the 60th day following the report
                         date.

24f-2 Share              Draft to Administrator by 85th        $500
Registration             calendar day following fiscal
                         year-end

                         File Form 24f-2 filing within 90      $500
                         days of fiscal year-end

Shareholder Report       Filed with the SEC within 60 days     $1,000
Preparation Cycle --     following the report date
Annual and
Semiannual Reports

- Draft Schedule of      17 days following the report date     $500
  Investments in
  word or excel
  format

- First Draft of         30 days following the report date     $500
  Financial
  Statements in word
  or excel format

- First draft of Notes   17 days following the report date     $500
  to Financial
  Statements
  (excluding tax
  notes) in word or
  excel format

- Draft                  45 days following the report date     $500
  Certifications

Form N-Q                 Filed with the SEC within 60 days     $1,000
                         following the report date

  Draft Schedule of      30 days following the report date     $500
  Investments in
  word or excel
  format

- First draft of Notes   30 days following the report date     $500
  to Schedule of
  Investments

- Draft                  45 days following the report date     $500
  Certifications

Perform Daily
Compliance Checks:

- Specified SEC &        $ 1:00 p.m. Mountain time on T+2      $200
  Prospectus Checks

- Specified IRS          Within 5 business after month end     $200
  Checks                 for those months that are not a
                         quarter-end

Notify the Trust of      By 5:00 PM on date of detection       $200
Issues Detected

Monthly Compliance       Within 7 business days after          $200
Checks                   month-end

Other Quarterly
Compliance Services

- IRS Qualification      10 business days prior to tax         $500
  Letters re: Sub-       quarter-end
  Chapter M
  Qualification

- BISYS
  Compliance             3 weeks prior to Board meeting        $200
  Representation
  Letter

- Provide back-up        By October 31                         $500
  and support for
  Rule 38a-1
  purposes

TAX SERVICES

Prepare Tax              Within 40 days after end of           $500
Disclosures for          reporting period
Financial Statements

Federal and State Tax    Within 120 days of tax year end       $500
Returns

Review Investment        Monthly, within 10 business days      $200
Holding to Determine     after the relevant month end
Whether Complex
Securities are Held

Tax Capital Gain/Loss    Quarterly, within 10 business days    $200
Position Review          after the end of the relevant
                         quarter

                                   SCHEDULE C

                          SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                               ICON ADVISERS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                                  FEE SCHEDULE

In consideration of services rendered and expenses assumed pursuant to this Agreement, the Administrator will pay BISYS on the first business day of each month:

ASSET-BASED FEE:

An asset-based fee calculated on the average net asset value of all Funds, with the fee rates applied incrementally to assets at the respective levels indicated below, and accrued daily, as follows:

AVERAGE DAILY NET ASSETS OF ALL FUNDS          ANNUAL RATE OF FEE
-------------------------------------          ------------------
Up to the first $1.75 Billion                  0.0250% (2.5 basis points)
Over $1.75 Billion                             0.0150% (1.5 basis points)

LEGAL SERVICES FEE

In addition to the above fees, BISYS will receive an additional fee of $125,000 annually, with respect to the legal services rendered hereunder.

N-Q FILING FEES

In addition to the above fees, BISYS will receive an additional fee of $1,500 per Fund per N-Q filed on its behalf.

TAX SERVICES FEE

In addition to the above fees, BISYS will receive an additional fee of $2,000 per domestic Fund and $2,500 per global or international Fund with respect to the tax return services rendered hereunder.

In addition to the foregoing service fees, a charge of $50 per security will be charged as an expense with respect to each security held by the Funds that is included within the database of securities that pay dividends from "qualified foreign corporations" and that are reportable as qualified dividends.

CPI ADJUSTMENT

All fixed and minimum fees set forth in this schedule shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase in consumer prices during the most recent 12 months for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published; provided, however that this adjustment shall be reduced or eliminated to the extent of any increase in the dollar amount of Asset-Based Fee in any calendar year, determined as per above, from the amount of the Asset-Based Fee in the immediately preceding calendar year.

EXPENSES

Except with respect to the per-security charge set forth under "Tax Services," expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.